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                                                                    EXHIBIT 99.2


                  Universal Automotive Industries, Inc. Closes
              $2,800,000 Equity Investment with Strategic Investor

         Alsip, IL.-August 30, 2001-Universal Automotive Industries, Inc. (NASDAQ Small Cap -UVSL) today announced that yesterday it closed a definitive agreement ("Agreement") with an affiliate of Wanxiang America Corporation and has issued $2,800,000 of Series A Preferred Stock, convertible into 2,014,380 shares of Common Stock, subject to standard weighted average antidilution protection, and representing approximately 20% of the Company's capital stock on a post-closing basis. The other principal terms of the Agreement were detailed in the Company's press release dated August 23, 2001, announcing the parties' intent to execute and close the Agreement. According to Universal's CEO, Arvin Scott, "We are very excited about Wanxiang America having become a major investor in the Company. The Wanxiang Agreement provides us with a strategic partnership with China's largest auto parts manufacturer."

         The Company met on August 17, 2001 with a Delisting Panel authorized by the NASDAQ Stock Market, Inc., which was convened due to the Company's failure to maintain net tangible assets of at least $2,000,000 (as of the dates covered by its most recent Form 10-K and Form 10-Q filings) and its need to demonstrate an ability to meet this requirement in the future. The Company's pro forma net tangible assets as of July 31, 2001, after giving effect to the Agreement, and before accounting for the associated legal and closing costs total approximately $3,395,000. The Wanxiang Agreement contains a "put" right, enabling Wanxiang to effectively put back its shares for a return of its funds, and to terminate the various agreements covered by the Wanxiang Agreement, in the event the Company is unable to demonstrate within 90 days following closing that NASDAQ has confirmed that the Company has corrected its net tangible assets deficiency to NASDAQ's satisfaction. The Company will be providing formal notice to NASDAQ of the aforesaid equity infusion. While the Company believes that this will demonstrate net tangible assets substantially in excess of the minimum required amounts, the Company cannot presently determine whether the above actions, without additional equity enhancement, will cure the net tangible assets deficiency to NASDAQ's satisfaction.

         This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

         For further information, contact the Company c/o Jerome Hiss, CFO (708-293-4050, ext. 227).